Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports First Quarter 2020 Results

First Quarter 2020 Revenue Increases 3.8%; Gross Margin of 13.1%; Net Cash Provided by Operating Activities of $3.5 million

Conference Call Scheduled for 9:00 am ET on June 16, 2020

PITTSBURGH, PA – June 15, 2020 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended March 31, 2020. Revenue increased 3.8% from the prior year period to $138.8 million, despite the adverse impact on field activity attributable to the widespread emergence of COVID-19 in the last two weeks of the reporting period. Gross margin increased 10 basis points to 13.1% as compared to fiscal year 2019, and Adjusted EBITDA was $3.7 million.

The following are key financial highlights of the first quarter:

•	Construction segment revenue of $109.5 million increased 4.8% as compared to the prior period driven by growth across most operating regions, offset by anticipated revenue declines in the Mid-Atlantic and Western Pennsylvania regions where management remains highly disciplined in project selection in light of market conditions and the availability of labor.
•	Gross margin decreased to 13.1% from 14.7% in the prior year period. Service segment gross margin of 24.7% increased 182 basis points year-over-year due to higher overall pricing across most lines of business, and in particular owner-direct and special projects work.
•	SG&A expense in the first quarter increased to $16.8 million as compared to $16.0 million in the prior year period, but remained relatively flat as a percentage of revenue at 12.1%.
•	Interest expense was $2.2 million in the first quarter of 2020 as compared to $0.8 million in the prior year period as the Company incurred higher average debt and paid higher interest rates under the Company’s credit facilities following the closing of a refinancing on April 12, 2019.
•	Net loss in the first quarter was $52 thousand, compared with net income of $1.8 million in the prior year.
•	Net cash provided by operating activities was $3.5 million in the first quarter, as compared to net cash used in operating activities of $4.1 million in the prior year period.
•	Total backlog at March 31, 2020 was $534.9 million as compared to $561.2 million as of December 31, 2019. At March 31, 2020, Construction backlog accounted for $472.3 million of the consolidated total. Service backlog accounted for $62.6 million of the consolidated total, an increase of 9.8% from $57.0 million at December 31, 2019.

Limbach Holdings, Inc. June 15, 2020	Page 2

Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Limbach’s overall performance in the first quarter reflected managed revenue growth in the Construction segment and continued expansion of gross margin in the Service segment. Both of these trends represent the positive impact of a concerted focus on improvements in our execution, particularly optimizing the return on labor, our most valuable asset. While we’re pleased with the results notwithstanding the negative impact of temporary work stoppages in late March following the emergence of COVID-19, we remain focused on further improving field execution and driving improved profitability in the Construction segment. I’m pleased to report that in the Service segment, gross margin increased 182 basis points year-over-year to 24.7%. We also experienced strong year-on-year sales growth in the Service segment of 53%. This progress supports our strategic focus on continuing the accelerated expansion of the Service segment, which includes owner-direct project work. Large project activity in our Southern California market continues to decline in accordance with our plan, as certain challenging projects near completion, and we expect local and consolidated gross margins to improve over the coming quarters as a result.”

Mr. Bacon continued, “Limbach’s performance in the first quarter reflected the Company’s continued progression along a positive trajectory to profitability, improved cash flow and dramatic improvement in our total liquidity position. The Company entered the year with a clear focus on three core initiatives: improve risk management; execute better to drive operating profitability; and accelerate the evolution of the business model to one with a greater focus on owner-direct and service opportunities. The Company’s actions in late March and April in response to the virus intensified our efforts to improve liquidity and profitability consistent with our long-term strategy, and we’ve maintained that momentum and sense of urgency even as the operating environment has begun to normalize. We remain committed to that path through the balance of this year and beyond.”

First Quarter 2020 Summary

Revenue

First quarter 2020 revenue increased 3.8% to $138.8 million compared to $133.7 million. Revenue for the first quarter of 2019 is “As Recast” to reflect the adoption of new accounting under ASC 606. Construction segment revenue increased 4.8%, as compared to the prior year quarter. All of the Company’s regions other than the Mid-Atlantic and Western Pennsylvania contributed to revenue growth in the Construction segment. Revenue growth in the Service segment was flat year-over-year.

Gross Margin

Gross margin for the quarter was 13.1% as compared to 14.7% in last year’s first quarter. Gross margin for the first quarter of 2019 is “As Recast” to reflect the adoption of new accounting under ASC 606. In the current period, gross margin was negatively impacted by the recognition of net project write-downs of $2.2 million, mostly related to previously addressed projects in the Southern California region. That compares to the recognition of net project write-ups of $0.4 million in the prior year period driven by the successful close-out of a large project in the Michigan region.

In the Construction segment, gross margin decreased 233 basis points year-over-year due to the project write-downs noted above while gross margin in the Service segment increased to 24.7% compared to 22.9% in the first quarter of 2019. Service segment gross margin increased due to higher pricing across most lines of business, particularly owner-direct and special project work.

SG&A Expense

SG&A expense for the first quarter was $16.8 million compared to $16.0 million in the prior year period. An increase of $1.7 million was due to higher payroll related expense, which included severance obligations for certain employees, which was offset by approximately $1.0 million of aggregate cost reductions related to rent, travel and entertainment, and professional services. As a percentage of total revenue, SG&A expense for the first quarter remained relatively flat at 12.1% as compared to the prior period.

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Net Loss

Net loss was $52 thousand compared to net income of $1.8 million in the prior year. Net loss for the first quarter of 2019 is “As Recast” to reflect the adoption of new accounting under ASC 606. Net loss per share for the first quarter was ($0.01) for both basic and diluted, compared to net income per share of $0.24 for both basic and diluted for the prior year period.

Adjusted EBITDA

Adjusted EBITDA for the first quarter was $3.7 million as compared to $5.2 million in the prior year period, a decrease of 28.2%. Adjusted EBITDA for the first quarter of 2019 is “As Recast” to reflect the adoption of new accounting under ASC 606. The decrease in Adjusted EBITDA was primarily attributable to reduced gross margins in the Construction segment during the first quarter of 2020, as well as a modest increase in SG&A expense.

Backlog and Remaining Performance Obligations

Total backlog at March 31, 2020 was $534.9 million as compared to $561.2 million as of December 31, 2019. At March 31, 2020, Construction backlog accounted for $472.3 million of the consolidated total with Service backlog accounting for $62.6 million, an increase of 9.8% as compared to Service backlog at December 31, 2019.

Backlog includes unexercised contract options which are not included in the Company’s remaining performance obligations. At March 31, 2020, remaining performance obligations of the Company's Construction and Service segment contracts were $472.3 million and $47.3 million, respectively. At December 31, 2019, remaining performance obligations of the Company's Construction and Service segment contracts were $504.2 million and $41.9 million, respectively

Balance Sheet

At March 31, 2020, the Company had current assets of $199.4 million and current liabilities of $159.6 million, representing a current ratio of 1.25x. Working capital was $39.8 million at March 31, 2020, an increase of $1.3 million from December 31, 2019. The Company had no borrowings against its $14.0 million revolving credit facility at March 31, 2020.

Supplemental Information

Although Limbach is not currently reporting its financial results for any periods subsequent to March 31, 2020, management is providing the following unaudited supplemental balance sheet information as of May 31, 2020:

Cash	$16.7 million
Undrawn Revolver Availability	$10.5 million
Total Liquidity	$27.2 million

Conference Call Details

Date:	Tuesday, June 16, 2020
Time:	9:00 a.m. Eastern Time

Limbach Holdings, Inc. June 15, 2020	Page 4

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach

Founded in 1901, Limbach is the 12th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,500 employees in 22 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group, Inc.

Jeremy Hellman, CFA

Vice President

212-836-9626 / Jeremy.hellman@equityny.com

Limbach Holdings, Inc. June 15, 2020	Page 5

Or

Limbach Holdings, Inc.

S. Mathew Katz

Executive Vice President

(212) 201-7006 / matt.katz@limbachinc.com

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Limbach Holdings, Inc. June 15, 2020	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
(in thousands, except share data and per share data)	2020	2019 (As Recast)
Revenue	$138,772	$133,746
Cost of revenue	120,548	114,123
Gross profit	18,224	19,623
Operating expenses:
Selling, general and administrative expenses	16,799	16,045
Amortization of intangibles	143	175
Total operating expenses	16,942	16,220
Operating income	1,282	3,403
Other income (expenses):
Interest expense, net	(2,158)	(833)
Gain on disposition of property and equipment	29	12
Gain on change in fair value of warrant liability	161	--
Total other expenses	(1,968)	(821)
Income (loss) before income taxes	(686)	2,582
Income tax provision (benefit)	(634)	735
Net income (loss)	$(52)	$1,847

Earnings Per Share ("EPS")
Income (loss) per common share:
Basic	$(0.01)	$0.24
Diluted	$(0.01)	$0.24
Weighted average number of shares outstanding:
Basic	7,797,673	7,643,133
Diluted	7,797,673	7,667,913

Limbach Holdings, Inc. June 15, 2020	Page 7

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)	March 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$10,697	$8,344
Restricted cash	113	113
Accounts receivable, net	112,392	105,067
Contract assets	69,670	77,188
Income tax receivable	2,012	494
Other current assets	4,498	4,174
Total current assets	199,382	195,380
Property and equipment, net	20,713	21,287
Intangible assets, net	12,168	12,311
Goodwill	6,129	6,129
Operating lease right-of-use assets	20,398	21,056
Deferred tax asset	3,765	4,786
Other assets	599	668
Total assets	$263,154	$261,617

LIABILITIES
Current liabilities:
Current portion of long-term debt	$5,376	$4,425
Current operating lease liabilities	3,864	3,750
Accounts payable, including retainage	80,497	86,267
Contract liabilities	48,408	42,370
Accrued expenses and other current liabilities	21,408	20,057
Total current liabilities	159,553	156,869
Long-term debt	38,031	38,868
Long-term operating lease liabilities	17,499	18,247
Other long-term liabilities	958	763
Total liabilities	216,041	214,747
Commitments and contingencies	--	--
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized; 7,793,863 issued and outstanding at March 31, 2020 and 7,688,958 at December 31, 2019	1	1
Additional paid-in capital	56,852	56,557
Accumulated deficit	(9,740)	(9,688)
Total stockholders' equity	47,113	46,870
Total liabilities and stockholders' equity	$263,154	$261,617

Limbach Holdings, Inc. June 15, 2020	Page 8

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
(in thousands)	2020	2019 (As Recast)
Cash flows from operating activities:
Net (loss) income	$(52)	$1,847
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization	1,504	1,413
Provision for doubtful accounts	8	10
Stock-based compensation expense	295	367
Noncash operating lease expense	1,002	882
Amortization of debt issuance costs	540	184
Deferred income tax (benefit) provision	1,021	616
Gain on sale of property and equipment	(29)	(12)
Gain on change in fair value of warrant liability	(161)	--
Changes in operating assets and liabilities:
Accounts receivable	(7,333)	4,027
Contract assets	7,518	(2,074)
Other current assets	(320)	29,803
Other assets	--	(913)
Accounts payable, including retainage	(5,771)	(3,641)
Prepaid income taxes	(1,518)	428
Accrued taxes payable	(11)	137
Contract liabilities	6,038	(6,521)
Operating lease liabilities	(978)	(879)
Accrued expenses and other current liabilities	1,407	(29,668)
Other long-term liabilities	357	(138)
Net cash provided by (used in) operating activities	3,517	(4,132)
Cash flows from investing activities:
Proceeds from sale of property and equipment	36	13
Advances to joint ventures	(3)	--
Purchase of property and equipment	(501)	(584)
Net cash used in investing activities	(468)	(571)

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LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows - Continued

(Unaudited)

	Three months ended March 31,
	2020	2019 (As Recast)
Cash flows from financing activities:
Increase in bank overdrafts	--	(1,333)
Payments on Credit Agreement term loan	--	(900)
Proceeds from Credit Agreement revolver	--	17,500
Payments on Credit Agreement revolver	--	(7,000)
Proceeds from 2019 Revolving Credit Facility	7,250	--
Payments on 2019 Revolving Credit Facility	(7,250)	--
Payments on Bridge Term Loan	--	(250)
Payments on finance leases	(652)	(550)
Payments of debt issuance costs	--	(550)
Taxes paid related to net-share settlement of equity awards	(44)	(29)
Net cash provided by (used in) financing activities	(696)	6,888
Increase in cash, cash equivalents and restricted cash	2,353	2,185
Cash, cash equivalents and restricted cash, beginning of period	8,457	1,732
Cash, cash equivalents and restricted cash, end of period	$10,810	$3,917
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$--	$1,509
Right of use assets obtained in exchange for new finance lease liabilities	337	706
Right of use assets disposed or adjusted modifying operating leases liabilities	344	--
Right of use assets disposed or adjusted modifying finance leases liabilities	(41)	--
Interest paid	$1,607	$596

Limbach Holdings, Inc. June 15, 2020	Page 10

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,		Increase/(Decrease)
(in thousands, except for percentages)	2020	2019 (As Recast)	$	%
Revenue
Construction	$109,486	$104,459	5,027	4.8%
Service	29,286	29,287	(1)	--
Total revenue	138,772	133,746	5,026	3.8%

Gross profit:
Construction	10,982	12,915	(1,933)	(15.0%)
Service	7,242	6,708	534	8.0%
Total gross profit	18,224	19,623	(1,399)	(7.1%)

Selling, general and administrative:
Construction	10,174	10,452	(278)	(2.7%)
Service	6,330	5,226	1,104	21.1%
Corporate	295	367	(72)	(19.6%)
Total selling, general and administrative expenses	16,799	16,045	754	4.7%

Amortization of intangibles (Corporate)	143	175	(32)	(18.3%)

Operating income (loss):
Construction	808	2,463	(1,655)	(67.2%)
Service	912	1,482	(570)	(38.5%)
Corporate	(438)	(542)	104	19.2%
Total Operating income:	$1,282	$3,403	(2,121)	(62.3%)

Limbach Holdings, Inc. June 15, 2020	Page 11

Non-GAAP Financial Measures

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net (loss) income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.

We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net (loss) income to Adjusted EBITDA

	Three months ended March 31,
(in thousands)	2020	2019 (As Recast)
Net (loss) income	$(52)	$1,847

Adjustments:
Depreciation and amortization	1,504	1,413
Change in fair value of warrants	(161)	--
Severance expense	622	--
Interest expense	2,158	833
Non-cash stock-based compensation expense	295	367
Income tax (benefit) provision	(634)	735
Adjusted EBITDA	$3,732	$5,195

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